Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-124922

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED MAY 31, 2005)

HEALTH CARE PROPERTY INVESTORS, INC.

53,602 SHARES OF COMMON STOCK(1)

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated May 31, 2005, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holder listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing Member Units of HCPI/Utah, LLC Owned of Record Prior to the Exchange (2) (3)	Common Stock Beneficially Owned Following the Exchange (1)(2)(4)	Common Stock Offered Hereby(1)(4)	Common Stock Beneficially Owned Following the Offering (1) (2)(4)(5)
Name				Shares	Percent
The Corporation of the President of The Church of Jesus Christ of Latter-day Saints	492	9,136	984	0	*

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Reflects the adjustment for the 2-for-1 stock split in the form of a stock dividend on issued and outstanding shares of Health Care Property Investors, Inc. (the “Corporation”) common stock that was paid immediately after the close of business on March 1, 2004 to holders of record of the common stock of the Corporation at the close of business on February 4, 2004.

(2)	Based on information provided to us by the holder of the non-managing member units as of September 22, 2005.

(3)	The Corporation of the President of The Church of Jesus Christ of Latter-day Saints obtained 492 non-managing member units of HCPI/Utah, LLC in an assignment from H. Lewis Swain, as Trustee of the H. Lewis Swain Family Trust, a selling holder listed in the Prospectus.

(4)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah, LLC and HCPI/Utah II, LLC beneficially owned by it for shares of the Corporation’s common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(5)	Contemplates the sale of all of the common stock offered hereby and includes the sale of 8,152 shares of common stock offered pursuant to Prospectus Supplement No. 3 Registration No. (333-122456), which was filed with the Securities and Exchange Commission on November 2, 2005.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 2, 2005.